Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Viking Holdings Ltd

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	30,531,917	$44.20	$1,349,510,731.40	0.00015310	$206,610.09	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	—	—	$1,349,510,731.40	—	—	—	—
	Total Fees Previously Paid				—	—	—	N/A	—	—	—	—
	Total Fee Offsets				—	—	—	N/A	—	—	—	—
	Net Fee Due				—	—	—	$206,610.09	—	—	—	—

(1)

This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the registration statement on Form F-3 (File No. 333-287589) of Viking Holdings Ltd filed on May 27, 2025 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.